EXHIBIT 23

                    CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of
Star Technologies, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-84184, No. 33-42042 and No. 2-97518) on Forms S-8 of Star
Technologies, Inc. of our report dated March 31, 1999, relating to the consolidated statements of financial position of Star Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 1998, for the nine months ended December 31, 1997 and for the year ended March 31, 1997, which report appears in the annual report for the year ended December 31, 1998 on Form 10-K of Star Technologies, Inc.



                                        KPMG LLP



McLean, Virginia
April 15, 1999